UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 22, 2006

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairments.

MORTGAGE LOAN PORTFOLIO REPOSITIONING

The PNC Financial Services Group, Inc. (“PNC” or the “Corporation”) plans to sell or securitize approximately $2.0 billion of loans from its residential mortgage portfolio. In accordance with generally accepted accounting principles, these loans will be transferred to loans held for sale as of September 30, 2006. PNC will recognize a pretax loss in the third quarter of 2006 of approximately $50 million, representing the mark to market valuation of these loans upon transfer to held for sale status. This loss represents the decline in value of the loans almost entirely from the impact of increases in interest rates. PNC expects to replace these loans with other residential mortgage loans, with the expectation of increasing the overall yield on PNC’s total loan portfolio and improving net interest income relative to current estimates by approximately $25 million annually.

Item 8.01 Other Events.

THIRD QUARTER 2006 EARNINGS RELEASE

As previously reported, BlackRock, Inc. (“BlackRock”), a majority-owned subsidiary of PNC, and Merrill Lynch have entered into a definitive agreement pursuant to which Merrill Lynch will contribute its investment management business (“MLIM”) to BlackRock in exchange for newly issued BlackRock common and preferred stock. The anticipated closing of this transaction is September 29, 2006. Due to BlackRock’s decision to release third quarter earnings results on Monday, October 30, 2006, PNC plans to release its third quarter earnings results on Tuesday, October 31, 2006.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC. (Registrant)

Date: September 28, 2006	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller

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